SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 7, 2012

MMEX MINING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2626 Cole Avenue, Suite 610
Dallas, Texas 75204
 (Address of principal executive offices)

Registrant's telephone number, including area code:  (214) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.02  Unregistered Sales of Equity Securities.

We previously reported that we had executed an amendment to our option agreement to acquire 50% of the Colombian metallurgical coal company, C.I. Hunza Coal Ltda. (“Hunza”) and that pursuant to such amendment we were required to issue a US$1.2 million note, convertible into 4 million shares of our common stock.  On March 5, 2012, we issued this note.  The issuance of the note, as well as the shares of common stock issuable upon the conversion of the note, are exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) thereof.

As part of our transaction with Hunza, we made the required remainder of our exclusivity payments in the amount of approximately US$3.6 million and a payment of US$700,000 into Hunza for exploration activities on March 7, 2012.  In order to finance this payment, we completed a private placement of units to South American investors, with each unit consisting of one share of our common stock and one common share purchase warrant.  We received gross proceeds of US$5,534,288 at an issue price of US$0.20 per unit.  Each warrant entitles the holder to acquire an additional common share at a price of US$0.30 per share for a period of three years.  The issuance of the units is exempt from the registration requirements of the Securities Act of 1933 under Regulation S.

Under our September 2010 merger agreement with Maple Carpenter Creek Holdings, we are obligated to issue up to 500,000 shares of common stock to The Maple Gas Corporation, beneficially owned by Jack W. Hanks, MMEX Director and CEO and AAM Investments, LLC, beneficially owned by Bruce N. Lemons, MMEX Director,  as previously negotiated contingent merger consideration.  The contingent consideration becomes due and payable upon the Company’s achievement of certain milestones, which became satisfied as a result of the completion of the private placement described above.  We have therefore issued these shares in accordance with the terms of the merger agreement.  This issuance is exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) thereof.

On March 7, 2012, we granted options to purchase shares of our common stock as described in Item 5.02(e) below.  The grant of options is exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) thereof.

Item 5.01  Changes in Control of Registrant.

Reference is made to the transactions described in Items 3.02 and 5.02(e) of this report on Form 8-K.  By virtue of the transactions described therein, the combined beneficial ownership of our two members of the board of directors (Jack Hanks and Bruce Lemons) has decreased from in excess of 50% at the commencement of the current fiscal year to approximately 15% of outstanding common stock.  These developments may be deemed to constitute a change of control of the Company.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On March 7, 2012, our board of directors adopted the 2012 Equity Compensation Plan, and we have reserved an aggregate of 2,000,000 shares of our common stock for potential issuance pursuant to awards to be granted under such plan.  The plan allows for the grant of stock options to employees and independent contractors.  The plan will be administered by the board of directors; provided that if the board forms a compensation committee of independent directors at a future date, the plan will be administered by such committee.

                On March 7, 2012, our board granted options to purchase 1,000,000, 500,000 and 500,000 shares of common stock at an exercise price of $0.35 per share to each of Jack Hanks, Bruce Lemons and Delavega Trading LTD (or their respective assigns).  The closing price at such date was $0.23 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Mining Corporation

Date: March 8, 2012	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and Chief Executive Officer

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